Exhibit 99.1

GFAM Announces New Theme Park Acquisition

SANTA MONICA, CA – March 10, 2008 – Great American Family Parks, Inc. (OTC BB: GFAM) today announced that it has acquired (in an asset purchase) Animal Paradise LLC, a ride-through wild animal park just a few minutes from Springfield, Missouri.   Animal Paradise is expected to add almost $2.5 million in total asset to GFAM.  In the first full year of GFAM’s management, Animal Paradise is expected to generate over $1 million in revenues.  Annual revenues are expected to rise to over $2.5 million by 2012.

Animal Paradise, near Springfield Missouri, offers visitors face-to-face interaction with exotic  animals as well as food and shopping opportunities.  The theme park has 250 acres of property in the Ozark mountains.  A full-featured petting zoo offers full interaction with friendly animals.

Larry Eastland, Founder and CEO of Great American Family Parks, said, “This park is an excellent complement to Wild Animal Safari, our existing theme park near Atlanta.  The Missouri park will be upgraded to the standards of GFAM’s Wild Animal Safari by re-stocking the animal exhibits and bringing in professional park and animal professionals as well as design and growth specialists.  There is tremendous revenue and growth potential as we use our expertise to redevelop this property.”  The acquisition of Animal Paradise was made through equity and debt, with no external financing needed.  The theme park was acquired from Arbuckly ad Ozarks Development Company.

About the Springfield, Missouri Area

Animal Paradise is located in Strafford, Missouri near Springfield.  It operates from March through December of each year.  Springfield is the third largest city in Missouri and serves as the gateway to Branson, Missouri, a very popular destination for tourists.  Springfield is widely known as "The Birthplace of Route 66". Branson is known as the “Family-friendly Las Vegas” and attracts millions of tourists each year. GFAM will make concerted efforts to attract a portion of the market driving to Branson to come to the Animal Paradise park for the day.  The area is also home to the popular Lake of the Ozarks state park, which attracts over 3 million visitors each year.

About Great American Family Parks, Inc.

Great American Family Parks, Inc. ("GFAM") is a theme park acquisition, management and staffing company based in Santa Monica, CA. Comprised of nationally known amusement park experts and management specialists, GFAM has the goal of acquiring small and medium-sized theme parks, instilling an efficient management system, streamlining and managing staffing, and generating industry-leading profits.

GFAM will operate as two main divisions: Park Staffing Services and the theme park division. It is the intent of GFAM's theme park division to continue acquiring additional regional theme parks around the nation. PSS will run all staffing needs of the theme parks as well as generate revenues from its existing temporary staffing services.

Safe Harbor Statement

Under The Private Securities Litigation Reform Act of 1995: Except for historical information contained herein, the statements in this news release are forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties, which may cause a company's actual results, performance and achievement in the future to differ materially from forecasted results, performance, and achievement. These risks and uncertainties are described in the Company's periodic filings with the Securities and Exchange Commission. The Company undertakes no obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof, or to reflect the occurrence of unanticipated events or changes in the Company's plans or expectation.

Contact Information:

    Ashley Hull

    ProPublic Media, LLC.

    hunnyhull@propublicmedia.com